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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Cigarran, Thomas G.		American Healthways, Inc. (AMHC)
	C/O American Healthways, Inc. 3841 Green Hills Village Drive	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			February 12, 2003
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Nashville, TN 37215 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☒	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				Chairman and Chief Executive Officer

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock													849,314		D

	Common Stock													1,823		I		Held in 401(k) Plan

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Option to Buy		$4.05

	Option to Buy		$3.12

	Option to Buy		$3.15

	Option to Buy		$4.95

	Option to Buy		$4.13

	Option to Buy		$3.77

	Option to Buy		$23.15

	Option to Buy		$14.48

	Option to Buy		$18.74		02/12/03				A			30,000

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	08/31/97	08/31/03		Common Stock	90,000				90,000		D

	12/03/97	10/16/06		Common Stock	37,500				37,500		D

	12/03/97	09/30/07		Common Stock	37,500				37,500		D

	*	09/29/08		Common Stock	37,500				37,500		D

	**	11/12/09		Common Stock	75,000				75,000		D

	***	09/29/10		Common Stock	37,500				37,500		D

	****	10/08/11		Common Stock	50,000				50,000		D

	*****	08/27/12		Common Stock	80,000				80,000		D

	******	02/12/13		Common Stock	30,000				30,000		D

Explanation of Responses:

* Option vests 25% per year beginning 09/29/99 and ending 09/29/02.

** Option vests 25% per year beginning 11/12/00 and ending 11/12/03.

*** Option vests 25% per year beginning 09/29/01 and ending 09/29/04.

**** Option vests 25% per year beginning 10/08/02 and ending 10/08/05.

***** Option vests 25% per year beginning 08/27/03 and ending 08/27/06.

****** Option vests 25% per year beginning 02/12/04 and ending 02/12/07.

/s/ Thomas G. Cigarran	02/13/03
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.